AGREEMENT AND MUTUAL RELEASE OF ALL CLAIMS

1.        Parties.  This Agreement and Mutual Release of All Claims ("Agreement") is entered into by and between Keith G. Larsen ("Executive") and U.S. Energy Corp. ("Company").

2.        Purpose of Agreement.  The Executive, being the Chief Executive Officer and Chairman of the board of directors (the "Board") of the Company, has decided to resign from those positions and from all other positions on the Board, effective September 25, 2015.   The parties now desire to amicably and completely resolve any and all issues, claims and disputes that may exist between them and have, therefore, entered into this Agreement.

3.        Company's Severance Payments.  Contingent upon Executive executing this Agreement on or prior to the Deadline Date (defined below) and not revoking this Agreement during the Revocation Period (defined below), the Company agrees to provide the following consideration to Executive in connection with his resignation: (i) a severance payment of Five Hundred and Fifty Thousand Dollars ($550,000.00), to be payable within ten (10) business days following the Effective Date (as defined below); (ii) all options previously issued to Executive shall become fully vested immediately following Executive's resignation on September 25, 2015 and he has the right to exercise these options for the full term of the option grants, provided, that any options that were not vested as of the date of termination shall not be exercisable until the Effective Date, and provided further, that should the Executive fail to execute this Agreement on or prior to the Deadline Date or should Executive revoke this Agreement during the Revocation Period, any unvested options as of the date of termination shall immediately expire and any vested options as of the date of termination shall be treated in accordance with the existing stock option documentation; (iii) (ii) all shares of restricted stock previously issued to Executive shall become fully vested immediately following Executive's resignation on September 25, 2015, provided, that any shares of restricted stock that were not vested as of the date of termination shall not be sold, assigned, or otherwise transferred in any manner (and may remain in the custody of the Company) until the Effective Date, and provided further, that should the Executive fail to execute this Agreement on or prior to the Deadline Date or should Executive revoke this Agreement during the Revocation Period, any unvested shares of restricted stock as of the date of termination shall immediately be forfeited back to the Company;  (iv) if Executive timely and properly elects continuation coverage under COBRA, the Company shall pay Executive's COBRA premiums for the Executive and his family for the lesser of (A) eighteen (18) months or (B) the shorter duration of such COBRA coverage; and (v) payments to which Executive is due under all other Company benefit programs, including but not limited, to his 401K and ESOP benefits.

4.        Sole Agreement Regarding Resignation Benefits.  Executive understands and agrees that he has no entitlement to payments or benefits as result of his resignation under the Executive Severance and Non-Compete Agreement.  Upon execution of this Agreement, the Executive Severance and Non-Compete Agreement shall be of no further force and effect.

5.        Acknowledgment of Additional Consideration.  The Executive acknowledges that the payments described above in paragraph 3 will fully discharge and satisfy the Company's obligations for monies due to Executive by reason of his employment with Company and which constitute valuable consideration for Executive's release of claims and other promises herein.

6.        Mutual General Release. In exchange for the mutual consideration and the Company's payments and other undertakings as described herein, the Company and the Executive, for their selves and their heirs, legal representatives, successors and assigns, do hereby completely release and forever discharge each other and their heirs, the Company's parent, subsidiary and affiliated companies, and their respective shareholders, officers, directors, representatives, employees, former employees, agents, attorneys, successors and assigns (herein collectively "the Releasees") from all claims, rights, demands, actions, obligations and causes of action of any and every kind, nature and character, known or unknown, that either party may now have or has ever had against them, arising from or in any way connected with the employment relationship between the parties, any actions taken by any of the Releasees during the employment relationship, the termination of that relationship, and any other dealings of any kind between Executive and any of the Releasees up to the effective date of the Agreement, including but not limited to (a) any and all claims of "wrongful discharge," breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, wrongful discharge in violation of public policy, intentional infliction of emotional distress, negligent infliction of emotional distress, fraud and defamation; (b) any tort of any nature; (c) any and all claims arising under any federal, state, county or municipal statute, constitution or ordinance, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (excluding claims for benefits under a plan or program subject thereto), and any other laws and regulations relating to employment discrimination; and (d) any and all claims for compensation, bonuses, severance pay, vacation pay, expense reimbursement, attorneys' fees and costs.  Nothing herein shall limit Executive's rights to indemnification under the Company's bylaws or other organizational documents or to post-termination coverage under and pursuant to the terms of the Company's D&O insurance policies.

7.        Covenant Not to Sue. At no time in the future will either party file or maintain any charge, claim or action of any kind, nature and character whatsoever against any of the Releasees, (except to enforce the Agreement) or cause or knowingly permit any such charge, claim or action to be filed or maintained, in any federal, state or municipal court, administrative agency, arbitral forum or other tribunal, arising out of any of the matters covered by paragraph 5 above.  Executive further agrees that he will not initiate, join, participate, encourage, or actively assist in the pursuit of any employment-related legal claims against Company or its parent, subsidiary and affiliated companies, and their respective shareholders, officers, directors, representatives, employees, former employees, agents, attorneys, successors and assigns, whether the claims are brought on Executive's own behalf or on behalf of any other person or entity.  Nothing in the paragraph shall preclude Executive from testifying truthfully in any legal proceeding pursuant to subpoena or other legal process.

8.        Code Section 409A.  The compensation and benefits provided under this Agreement are intended to either comply with the requirements of the statutory provisions of Code Section 409A and any Treasury Regulations and other interpretive guidance issued thereunder

(collectively "Code Section 409A") or satisfy the requirements of an applicable exception thereto, and this Agreement shall be construed and administered in accordance with such intent.  In the event that any compensation or benefit payable hereunder may be subject to the requirements of Code Section 409A, the Company and the Executive may adopt such amendments to this Agreement or take any other actions that are necessary for such compensation or benefit to (a) either (i) be exempt from the requirements of Code Section 409A or (ii) comply with the applicable requirements of Code Section 409A or (b) preserve the economic benefit intended to be provided to Executive under the Agreement; provided, however, that in no event shall the Company be liable to Executive for any taxes, penalties or interest that Executive may incur as a result of the application of Code Section 409A to any payments or benefits hereunder.  Each installment payment payable hereunder shall be deemed to be a separate payment for purposes of Code Section 409A.  Whenever a payment under this Agreement specifies a payment period, the actual date of payment within such specified period shall be within the sole discretion of the Company, and Executive shall have no right (directly or indirectly) to determine the year in which such payment is made.  With respect to compensation and benefits subject to the requirements of Code Section 409A, in the event a payment period straddles two consecutive calendar years, the payment shall be made in the later of such calendar years.  No compensation or benefit that is subject to the requirements of Code Section 409A and that is payable upon Executive's termination of employment shall be paid unless Executive's termination of employment constitutes a "separation from service" within the meaning of Treasury Regulation Section 1.409A-1(h).  If Executive is deemed at the time of his separation from service to be a "specified employee" for purposes of Code Section 409A(a)(2)(B)(i), to the extent delayed commencement of any portion of the compensation or benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) (any such delayed commencement, a "Payment Delay"), such compensation or benefits shall not be provided to Executive prior to the earlier of (1) the expiration of the six-month period measured from the date of Executive's "separation from service" with the Company or (2) the date of Executive's death.  Upon the earlier of such dates, all payments and benefits deferred pursuant to the Payment Delay shall be paid in a lump sum to Executive, and any remaining compensation and benefits due under the Agreement shall be paid or provided as otherwise set forth herein.  The determination of whether Executive is a "specified employee" for purposes of Code Section 409A(a)(2)(B)(i) as of the time of his separation from service shall be made by the Company in accordance with the terms of Code Section 409A and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

8.        Cooperation in Transitional Matters.  Executive shall make himself available to Company in the future to answer questions, provide information and otherwise cooperate with Company in any pending or transitional matters on which he worked or about which he may have personal knowledge, including any investigations, audits, legal proceedings or other business matters.

9.        Return of Property.   To the extent he has not already done so, Executive shall immediately return to Company all Company property, including all keys, credit cards, files, documents, business records, customer records, computer discs and other Company property and assets that may be in his possession or control.

10.        Executive's Organizational Memberships. Executive agrees that, effective immediately, Company shall have no further obligation to sponsor or pay for his membership in any professional organizations or societies.

11.        Mutual Non-Disparagement Covenant. Executive agrees that he will not, at any time in the future, in any way disparage Company or its current and former officers, directors and employees, verbally or in writing, or make any statements to the press or to third parties that may be derogatory or detrimental to Company's good name or business reputation. Likewise, the officers and directors of Company will not, at any time in the future, make any derogatory or disparaging statements to any third parties about Executive, verbally or in writing. Nothing in the paragraph shall preclude either party from responding truthfully to inquiries made in connection with any legal or governmental proceeding pursuant to subpoena or other legal process.

12.        Remedies for Breach of Non-Disparagement Covenants.   Any violation of the Non-disparagement Covenants set forth in paragraph 11 above shall be a material breach of the Agreement. The parties acknowledge that in the event of such a violation, it will be impracticable or extremely difficult to calculate the resulting damages and, therefore, the parties agree that upon a breach by either party of the Non-disparagement Covenant set forth in paragraph 11 above, the breaching party shall pay to the other party as liquidated damages, and not as a penalty, the sum of $10,000 for each such breach and each repetition thereof.

13.        Arbitration. Any and all controversies arising out of or relating to the validity, interpretation, enforceability, or performance of the Agreement will be solely and finally settled by means of binding arbitration. Any arbitration shall be conducted in accordance with the then-current Labor Arbitration (or other) Rules of the American Arbitration Association. The arbitration will be final, conclusive and binding upon the parties. All arbitrator's fees and related expenses shall be divided equally between the parties, unless otherwise provided in the Labor Arbitration Rules.  The arbitration will be administered by the American Arbitration Association.

14.        Non-Admission of Liability.  By entering into the Agreement, neither party does admit, expressly or impliedly, that it has engaged in any wrongdoing whatsoever or has violated the other party's rights in any way. To the contrary, the parties expressly deny any such liability or wrongdoing.

15.        Governing Law.  The Agreement shall be construed in accordance with the laws of the State of Wyoming, unless (and only to the extent that) the laws of the State of Wyoming are pre-empted by federal law.

16.        Entire Agreement.  The Agreement constitutes the entire agreement between the parties and supersedes all other agreements and understandings between them that may have related to the subject matters contained herein. No modification, amendment or waiver of any of the provisions of the Agreement shall be effective unless approved in writing by both parties.

17.        Severability.  The provisions of the Agreement shall be considered to be separable and independent of each other. In the event any provision of the Agreement is found by an arbitrator or a court of competent jurisdiction to be invalid, such finding shall not affect the validity or effectiveness of any or all of the remaining provisions of the Agreement.

18.        Construction of Agreement.  The Agreement shall not be construed in favor of or against any of the parties hereto, regardless of which party initially drafted it. The Agreement was reached through arms-length negotiations by the parties and their respective counsel, and it represents a final, mutually-agreeable compromise.

19.        Time to Consider and Revoke Agreement.  Executive has been informed and understands that to the extent that this Agreement waives or releases any claims Executive might have under the Age Discrimination in Employment Act, this Agreement does not release rights or claims arising after the date Executive signs the Agreement.  Executive has been given the opportunity to consider this Agreement for a period of at least forty-five (45) days (the last day of such period being the "Deadline Date").  In the event that Executive has executed this Agreement with less than forty-five (45) days of the date of its delivery to him, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire forty-five (45) day period.  For a period of seven (7) days from the date of the execution of this Agreement (the "Revocation Period"), Executive shall retain the right to revoke this agreement by providing written notice to U.S. Energy Corp., 877 North 8th West, Riverton, WY 82501.

20.        Effective Date.  Provided that this Agreement is not revoked pursuant to the preceding paragraph, Executive and Company agree that this Agreement shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the "Effective Date").

21.        Consultation with Counsel.  Executive acknowledges that, prior to assenting to the terms of this Agreement, he has been given a reasonable time to review it and was advised to and has consulted with counsel of Executive's choice regarding its contents.

22.        Counterparts.  The Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

U.S. Energy Corp.

DATED:	October 8, 2015	By:

(Name)

(Title)

DATED:	October 8, 2015	/s/ Keith G. Larsen

Keith G. Larsen
(Name – Executive)